EXHIBIT 5.1

November 23, 2011

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) to register an additional 9,100,000 shares of Class A Common Stock, par value $.05 per share, of Molex Incorporated (the “Shares”), of which up to 8,600,000 Shares may from time to time be issued under the 2008 Molex Stock Incentive Plan, as amended and restated (the “2008 Plan”) and up to 500,000 Shares may from time to time be issued under the Molex Employee Stock Purchase Plan, as amended and restated (the “ESPP,” which together with the 2008 Plan are referred to herein as the “Plans”).

I am the Secretary of Molex Incorporated (the “Company”) and have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company, including its Restated Certificate of Incorporation, its Amended and Restated Bylaws, and minutes of directors’ and stockholders’ meetings, and such other documents (including the Plans) which I have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based on and subject to the foregoing, I am of the opinion that the Shares that may be issued pursuant to the Plans as original issuance shares, upon the due execution by the Company and registration by its registrar of the Shares, the issuance thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefore in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement. I do not, in giving such consent, admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

MOLEX INCORPORATED

/s/ MARK R. PACIONI Mark R. Pacioni

Secretary